                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                            SCHEDULE 14C INFORMATION

             INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


Check the appropriate box:

[X]      Preliminary Information Statement
[ ]      Confidential, for use of the Commission only (as permitted by
         Rule 14c-5(d)(2)
[ ]      Definitive Information

                           SPECTRUM LABORATORIES, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.

[ ]      Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

         1)       Title of each class of series to which transaction applies:

         2)       Aggregate number of securities to which transaction applies:

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated And state how it was determined):

         4)       Proposed maximum aggregate value of transaction:

         5)       Total fee paid:

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount previously paid:

         2)       Form, Schedule or Registration Statement No.:

         3)       Filing Party:

         4)       Date Filed:

                           SPECTRUM LABORATORIES, INC.
                                 18617 BROADWICK
                       RANCHO DOMINGUEZ, CALIFORNIA 90220

                              INFORMATION STATEMENT

To the Stockholders of Spectrum Laboratories, Inc.

         This Information Statement is being mailed to our stockholders on October , 2004 to advise them that Spectrum Laboratories, Inc. ("Spectrum") has decided to amend its Certificate of Incorporation to effectuate a 1 to 25,000 reverse stock split. As a result of the reverse stock split, Spectrum will have only three stockholders. The common stock of Spectrum will cease to be traded on the OTC Bulletin Board after the reverse split, and Spectrum will cease to file periodic reports with the Securities and Exchange Commission. The reverse stock split has been approved unanimously by the Board of Directors at a meeting on October 6, 2004 and by holders of 98.5% of the outstanding shares of Common Stock by written consent pursuant to the Delaware General Business Law. Spectrum plans to amend its certificate of incorporation on or about the date of the mailing of this Information Statement.

         WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

         THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                              Sincerely,




                                              Roy T. Eddleman
                                              Chief Executive Officer
October ___, 2004

--------------------------------------------------------------------------------

                        NOTICE OF THE REVERSE STOCK SPLIT

          AGREEMENT BY THE WRITTEN CONSENT OF THE MAJORITY STOCKHOLDERS

         Approval of the 1 TO 25,000 reverse stock split required the vote or written consent of the holders of a majority of the outstanding shares of Spectrum common stock entitled to vote at an annual or special meeting of stockholders. A copy of the Certificate of Amendment to Spectrum's Certificate of Incorporation is attached hereto as Exhibit A.

         On October 6, 2004, holders of 5,230,548 shares representing 98.5 % of the outstanding shares entitled to vote approved the reverse stock split and executed a written consent pursuant to which they adopted the common stock. On that date, 5,312,468 shares of Spectrum common stock were outstanding and the shareholders executing the consent, Roy T. Eddleman, Thomas Girardi and Walter Lack, also constitute a majority of the Board of Directors of the Corporation.

         This Information Statement notifies Spectrum's stockholders that stockholder adoption of the reverse stock split has been obtained in accordance with Section 228 of the Delaware General Corporation Law. As permitted by the Delaware General Corporation Law, no meeting of Spectrum's stockholders is being held to vote on the reverse stock split.

         Stockholders owning less than 25,000 shares prior to the reverse stock split will receive a cash payment of $2.56 for each share of stock. Stockholders owning more than 25,000 shares shall receive a cash payment of $2.56 per share for each share representing a fractional interest.

         YOU ARE ADVISED TO REVIEW CAREFULLY THE ENTIRE INFORMATION STATEMENT, INCLUDING ALL APPENDICES TO THE INFORMATION STATEMENT. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS TO YOU REGARDING THE MERGER AGREEMENT OR THE MERGER EXCEPT FOR THE STATEMENTS THAT ARE CONTAINED IN THIS INFORMATION STATEMENT, AND YOU SHOULD NOT RELY UPON SUCH OTHER INFORMATION OR STATEMENTS.

TABLE OF CONTENTS


SUMMARY OF THE REVERSE STOCK SPLIT

QUESTIONS AND ANSWERS ABOUT THE REVERSE STOCK SPLIT

SPECIAL FACTORS

FAIRNESS OF REVERSE STOCK SPLIT

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

PAYMENT

CONTINUING BUSINESS

FEDERAL INCOME TAX CONSEQUENCES

FINANCIAL STATEMENT AND INFORMATION

APPENDIX

                                     SUMMARY

         THIS SUMMARY DESCRIBES THE MOST IMPORTANT TERMS OF THE REVERSE STOCK SPLIT. HOWEVER, IN ORDER TO UNDERSTAND THE TRANSACTION FULLY, YOU SHOULD READ THE ENTIRE INFORMATION STATEMENT, INCLUDING THE THREE ATTACHED APPENDICES. REVERSE STOCK SPLIT

         o The Board of Directors and holders of 98.5% of the issued and outstanding shares of Spectrum have approved a 1 to 25,000 reverse stock split.

         o As a result of the reverse stock split the three stockholders who each own 25,000 or more shares of Spectrum will be the only stockholders. All other stockholders with any fractional shares become entitled to receive a cash payment of $2.56 per share (pre reverse stock split).

PAYMENT TO STOCKHOLDERS

         o Stockholders who own less than 25,000 shares shall receive a cash payment of $2.56 for each share owned prior to the reverse stock split. Promptly upon filing the Certificate of Amendment to the Company's Certificate of Incorporation to effectuate the reverse stock split the Company will send each stockholder then of record a transmittal letter with instructions about returning shares and obtaining the cash payment of $2.56 per share.

GOING PRIVATE

         o As a result of the reverse stock split the Company is filing a going private transaction statement pursuant to Rule 13E-3 of the Exchange Act.

REASONS FOR GOING PRIVATE

         o The Company has an extremely small public float with 81,920 or 1.5% of the outstanding shares held by non affiliates who are able to trade the shares freely.

         o The small public float does not provide liquidity to the holders of publicly traded shares.

         o The accounting, legal and administrative expenses incurred in connection with preparing and filing periodic reports with the Securities and Exchange Commission and in complying with other requirements that are applicable to publicly held corporations are large in view of the benefits obtained by the Company and its stockholders and are expected to therein.

         o The majority stockholders have advised the board that they do not want to liquidate Spectrum or sell their controlling interest in the Company.

         o For additional information about the background of the reverse stock split, see "Special Factors."

FAIRNESS OF CONSIDERATION

         o        The Board received a fairness opinion from Seidman & Co., Inc.
                  that the consideration paid to shareholders in connection with the reverse stock split is fair from a financial point of view.

         o For additional information about Seidman's fairness opinion, see "Special Factors -- Seidman's Fairness Opinion."

THE REVERSE STOCK SPLIT HAS BEEN APPROVED

         o Spectrum's board approved the reverse stock split on October 6, 2004. For additional information about the board's determination, see "Special Factors -- The Spectrum Board's Views on the Reasons for the Reverse Stock Split and the Fairness of the Reverse Stock Split."

         o The directors of Spectrum, Roy T. Eddleman, Thomas Girardi and Walter Lack, who collectively own approximately 98.5% of our outstanding common stock, approved and adopted the reverse stock split by written consent in their capacity as the holders of a majority of our outstanding common stock.

         o        No further stockholder approval is necessary.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         o Roy T. Eddleman, Thomas Girardi and Walter Lack constitute a majority of the five member Board of Directors and own 98.5% of the issued and outstanding common stock.

         o For additional information about their interest in the merger, see "Special Factors -- Interests of Certain Persons in the Merger."

TAX CONSEQUENCES

         o The receipt by a U.S. stockholder of cash in the reverse stock split will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. Since the tax consequences to each stockholder will depend upon the stockholder's personal situation, we advise all stockholders to consult with their personal tax advisers.

         o For additional information, see "Material Federal Income Tax Consequences."

DISSENTERS' APPRAISAL RIGHTS

         o        No appraisal rights are available under Delaware Law.

               QUESTIONS AND ANSWERS ABOUT THE REVERSE STOCK SPLIT

The following questions and answers briefly address some commonly asked questions about the reverse stock split proposal that may not be addressed in the summary above. They may not include all the information that is important to you. The Company urges you to read carefully this entire Information Statement, including the exhibits.

Q: What are some of the advantages of the reverse stock split?

A: The Board believes that the reverse stock split will have the following advantages, among others:

- provide complete liquidity for the Company's unaffiliated stockholders where liquidity has been lacking in the market, and does so at a fair price through a transaction in which unaffiliated stockholders may be eligible to receive capital gains tax treatment for any realized gains, and avoid paying brokerage commissions and fees;

- terminating the registration of the Company's Common Stock under the Exchange Act will eliminate the costs of being a public company, with estimated annual cost savings of approximately $250,000 before taxes;

- eliminating the Company's obligation to publicly disclose sensitive, competitive business information; and

- allowing management to focus exclusively on the Company's business goals and objectives.

See "Reasons for the Reverse Stock Split."

Q: What are some of the disadvantages of the reverse stock split?

A: The Board believes that the reverse stock split will have the following disadvantages, among others:

- stockholders owning less than 25,000 shares of the Company's Common Stock will not have an opportunity to liquidate their shares at a time and for a price of their choosing; instead, they will be cashed out and will no longer be stockholders of the Company and will not have the opportunity to participate in or benefit from any future potential appreciation in the Company's value;

The Company will no longer be subject to the provisions of the Sarbanes Oxley Act, and the officers of the Company will no longer be required to certify the accuracy of the Company's financial statements;

See "Reasons for the Reverse Stock Split."

Q: What are some of the factors supporting the Board's determination to recommend approval of the reverse stock split?

A: The Board based its determination to recommend approval of the reverse stock split proposal on several factors. -

- Importantly, the Board considered the relative advantages and disadvantages discussed above and under "Reasons for the Reverse Stock Split" and "Fairness of the Reverse Stock Split." The Board also considered certain other factors, including- the financial analyses and the opinion of Seidman & co., Inc. and its own analysis of the reverse stock split proposal and the Board's discussions and conclusions about the fairness, from a financial point of view, of the proposed per pre-split share price of $2.56 to be paid for fractional shares to the Company's unaffiliated stockholders owning a number of shares not evenly divisible by 25,000;

- the projected tangible and intangible cost savings to the Company by terminating its public company status; and

- attempts of the Company's stockholders to achieve liquidity in the existing trading market would be frustrated due to the low average daily trading volume of the Company's Common Stock on the OTCBB. Only a small number of shares could be purchased or sold on the OTCBB without the risk of significantly increasing or decreasing the trading price. The very small public float does not provide any meaningful liquidity to non-affiliates holding the stock.

Q: What are the interests of the Company's directors and officers in the reverse stock split?

A: In considering the Board's recommendation to approve the reverse stock split proposal, stockholders should be aware that, as a result of the reverse stock split, the Company estimates that its directors and officers, collectively, will increase their beneficial ownership of the Company's Common Stock from approximately 98% to 100%.

Q: The Company has been public for over 25 years, why become private now?

A: The Company believes that its stockholders have derived no material advantage from the fact that the Company is public. The small public float has not enabled the Company to use its stock as currency for acquisitions.

Q: What is the total cost of the reverse stock split to the Company?

A: The Company estimates that the total cost of the reverse stock split to the Company will be approximately $395,000, of which the Company will pay approximately $288,000 to cash out fractional shares and $107,000 for expenses.

                                 SPECIAL FACTORS

PURPOSES OF THE REVERSE STOCK SPLIT

The primary purpose of the reverse stock split is to facilitate a "going private transaction." The reverse stock split will decrease the total number of Spectrum's Common stockholders from approximately 900 to 3. By reducing the number of stockholders below 300, Spectrum will be eligible to file a Form 15 with the SEC and terminate its registration and reporting obligations under the Exchange Act. Upon consummation of the reverse stock split, Spectrum plans to file a Form 15 with the SEC to terminate its reporting obligations under Section 15(d) of the Exchange Act. As a result, Spectrum's common stock will be removed from quotation from the OTCBB.

BACKGROUND OF THE REVERSE STOCK SPLIT

Due to the costs of maintaining its public company status, the time spent by management and other employees' related to being a public company, the fact that the Company has not realized many of the benefits associated with being a public company, such as enhanced stockholder value and business credibility, due to limited liquidity and the market price of the Company's Common Stock the Board decided to consider whether it was in the best interests of the Company's stockholders for the Company to remain a publicly traded entity. The following is a summary of the actions taken by the Board during this process.

In July, 2004, the Board began exploring the concept of taking the Company private. Telephone discussions were had between Roy T. Eddleman, Chief Executive Officer, Board member and majority shareholder, and Cowan, Liebowitz and Latman, PC ("CLL"), the Company's outside legal counsel, to ascertain, among other things, what would be the best strategy for the Company going forward; being a publicly traded entity or a private entity. Various methods to accomplish a going private transaction were reviewed including an examination of a cash out merger, a self tender offer followed by a cash out merger, a reverse stock split, and a sale of the Company's assets followed by a dissolution of the Company. These matters were initially discussed by the Board at its meeting on July 19, 2004 at which meeting all members of the Board were present.

The Board examined the processes that were available to the Company to obtain stockholder approval of a proposal to take the Company private and concluded that based upon the ownership holdings of the Company's Common held by directors of the Company, if all those persons voted in favor of a proposal to take the Company private, it would not be necessary to solicit proxies for unaffiliated stockholders as there existed within the Company's , Board of Directors a sufficient number of stockholder votes to pass a proposal to take the Company private. As a result of this analysis, and based upon the advice of counsel, the Board concluded that it would be appropriate to proceed with the process to take the Company private using a Schedule 14C Information Statement in lieu of a
Schedule 14A Proxy Solicitation Statement and that the Company would not solicit proxies to vote on a proposal to take the Company private. Based upon this information, the Board also concluded that it would be unnecessary to incur the additional expense of proxy solicitation in connection with the proposal to take the Company private as any stockholder that wished to vote their shares, could do so in person or by written consent at the Annual Meeting. The Board also noted that the majority stockholders of the Company had no intention of selling their interests to a third party because of the time and effort that they had invested to date in the Company.

The Board also considered the issue of Board member independence at its July 19, 2004 Board meeting at which all Board members were present. Out of a five member Board, only two members were not stockholders. Such members, however, did possess small numbers of unexercised stock options. The Board determined that in order to avoid any appearance of impropriety, it was in the best interests of the unaffiliated holders of the Company's Common Stock, to determine that no Board member was independent. This position was supported by advice to the Board from the Company's legal counsel.

Accordingly, the Board determined at a meeting that if the Company were to engage in a going private transaction, it would be necessary and appropriate to hire an independent investment banker to render a fairness opinion to the Board with respect to the values to be paid for any fractional shares of Common Stock that may exist after a reverse stock split.

Subsequent to that meeting, the Chief Executive Officer directed company counsel to contact Seidman & Co, Inc., an investment banking firm with whom the Company was familiar, about the possibility of taking the Company private, and the aspects of rendering a fairness opinion on such a transaction. This telephone conversation was an informal fact finding session used to gather information from Seidman & Co. Inc. about the processes with which it had been involved in taking a publicly held corporation private, the experience Seidman & Co. Inc. had with taking a publicly held corporation private, the time frames associated with the various methods of taking a publicly held corporation private, the type information about the Company that would be required by Seidman & Co. Inc. to render a fairness opinion, public information about other corporations that were in the process of going private, Seidman's availability to render services to the Company if it were to proceed with a going private transaction, to ascertain whether Seidman & Co. Inc. had any conflict of interest representing the Company, and the anticipated costs to be charged by Seidman & Co. Inc. to the Company if it were to proceed with a going private transaction. No written material was provided by Seidman & Co. Inc. to the Company in connection with this telephone conversation. On August 20, 2004, the Company engaged Seidman.

In August, 2004, the Board continued its going private discussions. In deciding to go private, the Board considered the following matters: (1) the breakdown of the beneficial ownership of the Company's outstanding Common Stock before and after implementation of the proposed reverse stock split, (2) the stockholder concentration that would result from the proposed reverse stock split, (3) the projected costs to the Company of maintaining its status as a public company and the assumptions underlying those projections, (4) the projected costs to the Company of implementing the proposed reverse stock split and the assumptions underlying those projections, (5) the advantages and disadvantages of the alternative methods of taking the Company private, (6) the ability of stockholders to purchase additional shares prior to the implementation of the proposed reverse stock split in light of the limited liquidity of the trading market for the Company's Common Stock, (7) the impact that the implementation of the proposed reverse stock split would have on the Company's business arrangements, and (8) the steps to be taken by the Company to minimize the adverse impact of predatory derivative actions that may arise from the announcement of a decision to implement the proposed reverse stock split resulting in the decision to retain an investment banker to render a fairness opinion.

The Board then, after considering all of the foregoing factors, determined that the Company should implement a reverse stock split set at one (1) share of common stock for 25,000 shares of existing Spectrum Common Stock, and that the stockholders left with fractional shares after the reverse stock split be paid cash of $2.56 per share on pre-split basis. The Board established the ratio of the reverse stock split of one (1) share of common stock for 25,000 shares of the Company's Common Stock by reviewing the total number of the Company's Common stockholders, the number of shares of Common Stock held by each stockholder, the number of shares of Common Stock that would need to be purchased from fractional stockholders after the effective date of the reverse stock split to terminate its Exchange Act reporting requirements, and the cost to the Company to take these actions. Other reverse split ratios were discussed, however, the Board determined since three shareholders owned over 98% of the outstanding stock, the best cause of action would be to determine a ratio which would result in the three stockholders owning all of the shares and eliminate minority holdings.

At a meeting on October 6, 2004, the Board reviewed the fairness opinion of Seidman which concluded that a price of $2.56 was fair to minority shareholders. The Board unanimously voted in favor of a proposal that it would be in the best interests of the Company's stockholders to take the Company private utilizing a reverse stock split at the ratio of one (1) share of common stock to 25,000 shares of existing Common Stock, that fractional stockholders receive a payment of $2.56 per share of pre-split Common Stock, and adopted the opinion issued by Seidman. The Board also authorized management of the Company to take all such actions necessary that it deems appropriate to accomplish this decision.

On October 12, 2004, the Company issued a press release indicating that the Board had approved a reverse stock split using a ratio of one (1) share of common stock for 25,000 shares of existing Common Stock as part of a going private transaction and that fractional shares remaining after the reverse stock split would be purchased by the Company at $2.56 per share of pre-split Common Stock.

Other than the discussion had by the members of the Board and management described herein and occasional informal telephone conversations between directors, or directors and management, there has been no other discussion or contacts made by any of the Company's officers or directors relating to the reverse stock split, or any similar type transactions during the last two (2) years.

                       FAIRNESS OF THE REVERSE STOCK SPLIT

         The Board was guided by the opinion of Seidman & Co. Inc. as to the fairness of the consideration to be paid to the minority stockholders. In preparing its opinion, Seidman reviewed and analyzed the following factors.

         1. The terms of the proposed cash distribution to minority shareholders and reverse split;

         2. Discussions with certain members of the Company's senior management concerning the Company's business, operation, historical financial results, and future prospects;

         3. The reported historical prices trading multiples and trading volumes of the common stock of the Company;

         4. Publicly available financial data, stock market performance data, and trading multiples of companies which it deemed generally comparable to the Company;

         5. Conditions in, and the outlook for, the laboratory equipment and supplies market of which the Company is a part;


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

         6. Conditions in, and the outlook for the United States economy, interest rates and financial markets;

         7. Other studies, analyses, and investigations as Seidman deemed appropriate.

         Seidman reviewed the historical stock market performance of Spectrum Laboratories, Inc. on the Over-The-Counter Bulletin Board. This analysis indicated that the current pre-reverse split trading price for a share of Spectrum Laboratories, Inc. common stock was $2.10 as of the September 22, 2004, Valuation Date, and that the prices paid for a share of Spectrum Laboratories, Inc. common stock during approximately the last 52 weeks ranged from a high of $4.00 and a low of $1.60 per share. It is noted that the price was at a pre-reverse split level of $4.00 per share for only three days, February 13, 17 and 18, 2004, and fell back to a level of $2.70 on 1,348 shares traded. During virtually all the time between February 18 and September, 2004, the price hovered at $2.70 and generally drifted down to a level of $2.05 on only periodic and small trades, where for most of the interim days during this period there were no trades in the stock at all.

         At a pre-reverse split cash offering price to minority common stock shareholders of $2.56 per share, a premium of approximately 22% over the latest transaction price of $2.10 is indicated. In analyzing the appropriateness of the 22% premium, Seidman examined transaction control premium data obtained from the authoritative Mergerstat Control Premium Study for the period July 2, 2003 through June 30, 2004, which is the latest public data available from this source. Mergerstat includes all transactions where more than 50% of a company changes hands. During this subject time period, only one company sharing the same Standard Industrial Code as Spectrum was found to have completed a transaction, and the control premium for this company was 17.5%. Altogether, there were five companies generically related to Spectrum which had transactions during this period, and these companies had a 19.1% median control premium. In turn, there were six companies in various industries which went private during this subject time period, but these companies were found to be larger in size and more visible in the marketplace. These six companies had a 26.5% median control premium. Further, the Mergerstat Control Premium Study for the Second Quarter of 2004 reports 70 domestic transactions with a median control premium of 24.2%. In this connection, the financial literature shows that premiums received by shareholders in firms "going private" are lower than those received by shareholders in other types of transactions.

         Another test of fairness is based on the comparison of the multiples at which the subject Spectrum minority shareholders would be selling shares relative to the multiples of selective publicly-traded market comparable companies. Using publicly available information, Seidman reviewed the stock price ratios as of September 22, 2004, of the following companies: Bio-Rad Laboratories, Inc., Millipore Corporation, New Brunswick Scientific Co., Inc., O.I. Corporation, Pall Corporation, Perkin Elmer, Inc., and Waters Corp., which are collectively referred to in this section as the "Comparable Companies." Seidman believes these companies are engaged in lines of business that are generally comparable to that of Spectrum. Five of the market comparable companies, however, are much larger than Spectrum, with annual revenues of approximately $1 billion or more annually. In contrast, Spectrum has annual revenues approximating $12.4 million. Two of the market comparable companies,

New Brunswick Scientific and O.I. Corporation, are closer in size to Spectrum. New Brunswick has $56.6 million of annual revenues; O.I. Corp. has approximately $26.7 million of annual revenues.

         Using these two most market comparable companies as the reference for determining the fairness of the price to be paid Spectrum minority shareholders, Seidman reviewed, among other things, price/latest book, price/3 year average revenues, price/3 year average operating cash flow, price/three year average operating income, price/average three year's pre-tax income, and, likewise, price/latest year's revenues, price/latest year's operating cash flow, price/latest year's operating income, and price/latest year's pre-tax income. Seidman compared the various capitalizing factors of the two most comparable companies from the publicly-traded universe with those of Spectrum. Seidman concluded that, there is only one capitalizing measure for which that of Spectrum is lower, that of price/3 year average operating cash flow. In the instance of all other capitalizing measures, both those relating to average three year operating data and that of latest year's, the multiples to be paid the shareholders of Spectrum were at approximately the same level or higher, notwithstanding lower Spectrum revenues and a smaller relative tangible net worth.

         No company or transaction used in the analyses described in the section above, otherwise designated "Selected Publicly Traded Comparable Companies Analysis," is identical to Spectrum. Accordingly, an analysis of the results of these analyses necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the transaction, or the public trading, or other values of Spectrum, or companies to which they are being compared. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using comparable acquisition or company data.

         The Company does not prepare projections. Without projections, Seidman noted that it was not possible to test fairness through the use of the discounted cash flow methodology for deriving Spectrum's fair market value and comparing such derived fair market value with the values paid to the minority shareholders.

         Finally, Seidman attempted to apply a leveraged buyout analysis to the financial information supplied by Spectrum. In this instance, the indicated scenario at any reasonable derived multiple of projected 2004 EBITDA (earnings before interest, taxes, depreciation and amortization), results in a valuation which is less than that otherwise being offered to the Spectrum minority shareholders. The indicated capitalized value for the shares is 11.3x latest EBITDA. It is doubtful that, for a leveraged buyout, more than 6x EBITDA would have been offered. Again, fairness of the subject cash distribution is indicated.

                  VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

         The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock at October 7, 2004 by (i) all persons (ii) all directors and nominees and (iii) all directors and nominees and officers of the Company as a group:

                                    Amount and Nature                   Percent
Name and Address                    Of Beneficial Ownership (1)         of Class
--------------------------------------------------------------------------------

Roy T. Eddleman                             4,320,128                     81.3
18617 Broadwick Street
Rancho Dominguez, CA 90220

Thomas V. Girardi, J.D.                       800,002                     15.1
1126 Wilshire Blvd.
Los Angeles, CA 90017

Jay Henis, Ph.D.                               14,000               (A)    0.3
501 Marford Drive
St. Louis, MO 63141

Walter J. Lack, J.D.                          109,918                      2.1
10100 Santa Monica Blvd.
Los Angeles, CA 90067

Jack Whitescarver, Ph.D.                       14,000               (A)    0.3
4301 Massachusetts Ave. NW #6002
Washington, D.C.  20016

F. Jesus Martinez                             265,624               (A)    4.8
18617 Broadwick Street
Rancho Dominquez, CA 90220

All directors and officers as a             5,523,672               (B)   98.5
         Group (6 in number)


(1) All amounts are amounts of ownership of common stock of the Company unless otherwise indicated.
(A)      Entire amount consists of exercisable stock options
(B)      Includes 293,624 exercisable stock options

PAYMENT TO STOCKHOLDERS

         The Company intends to mail a transmittal letter to those stockholders who became holders of fractional shares promptly after the filing of the Certificate of Amendment to the Company's Certificate of Incorporation with the Secretary of State of Delaware.

SOURCE OF FUNDS FOR PAYMENT TO STOCKHOLDERS

         The Company plans to fund the total amount due to stockholders and the costs and expenses of the reverse stock split from its working capital.

BUSINESS AFTER GOING PRIVATE

         The Company expects that its business operations after it becomes a private company will not be significantly different than its current business and operations as a public company. The only significant anticipated difference will be a reduction in administrative expenses because the Company will no longer have to expend funds for compliance with governmental rules and regulations which specifically apply to public companies.

FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT

A summary of the federal income tax consequences of the reverse stock split is set forth below. The discussion is based on present federal income tax law. The discussion is not, and should not be relied on as, a comprehensive analysis of the tax issues arising from or relating to the reverse stock split. This summary does not purport to deal with all aspects of federal income taxation that may be relevant to a particular stockholder in light of such stockholder's personal investment circumstances or to certain types of stockholders subject to special treatment under the Internal Revenue Code of 1986, as amended (including, without limitation, financial institutions, broker-dealers, regulated investment companies, life insurance companies, tax-exempt organizations, foreign corporations and non-resident aliens). Accordingly, stockholders are urged to consult their personal tax advisors for an analysis of the effect of the reverse stock split based on their own tax situations, including consequences under applicable state, local or foreign tax laws.

The Company believes that the receipt of cash for fractional shares will be deemed a sale of the fractional share for income tax purposes and the difference between the amount of cash received for the fractional share and the stockholder's tax basis in such share will be the gain or loss to be recognized. The gain or loss will generally be a capital gain or loss, with the nature being short term if owned less than one (1) year and long term if owned for a year or more.

Spectrum believes the exchange of existing Spectrum Common Stock for new Spectrum common stock under the reverse stock split will qualify as a recapitalization under Section 368 of the Internal Revenue Code, to the extent that outstanding shares of existing Spectrum Common Stock are exchanged for a reduced number of shares of new Spectrum common stock. Therefore, the exchange of existing Spectrum Common Stock for new Spectrum common stock will result in neither Spectrum nor its stockholders recognizing any gain or loss for federal income tax purposes.

The shares of common stock to be issued to each stockholder to effect the reverse stock split will have an aggregate basis, for computing gain or loss, equal to the aggregate basis of the shares of existing Spectrum Common Stock held by such stockholder immediately prior to the reverse stock split less the basis of any fractional shares for which you receive cash. A stockholder's holding period for the shares of new Spectrum common stock to be issued will include the holding period for shares of existing Spectrum Common Stock exchanged therefore, provided that such outstanding shares of existing Spectrum Common Stock were held by the stockholder as capital assets on the effective date of the reverse stock split.

The repurchase of the fractional shares by Spectrum will be considered a purchase and retirement of its own stock. The purchase will be treated as a reduction of stockholders' equity. Spectrum has no present plans to re-sell or dispose of the fractional shares acquired in this transaction.

FINANCIAL STATEMENTS AND FINANCIAL INFORMATION 2004

The Company's Annual Report on Form 10-KSB for the year ended December 27, 2003, which contains audited consolidated financial statements of the Company for the fiscal year ended December 27, 2003, and certain additional financial information, and the Company 's Quarterly Report on Form 10-QSB for the quarter ended June 26, 2004 which contains unaudited condensed consolidated financial statements of the Company, are being mailed to stockholders of record with this Information Statement. Upon written request of any person who is a record holder of Common Stock or Preferred Stock as of the close of business on October 7, 2004 the Company will also provide without charge to such person a copy of the Company's Annual Report on Form 10-KSB for the fiscal year ended December 27, 2003 as filed with the SEC, excluding exhibits. Any written request must be directed as follows:
                                   Corporate Secretary,
                                   Spectrum Laboratories, Inc,
                                   18617 Rancho Dominguez, California 90220
                                   tel. ( 310) 855 4600
                                   fax .(310) 885 4666

Appendix A  Fairness Opinion

SEIDMAN & CO., INC.

110 East 59th Street, 25th Floor                            Tel: (212) 843-1480
New York, NY 10022                                          Fax: (212) 843-1484

32400 Telegraph Road, Suite 205                             Tel: (248) 645-9700
Bingham Farms, MI 48025                                     Fax: (248) 645-9701

                                                    Email: info@seidman-co.com
                                                    Website: www.seidman-co.com

                               September 30, 2004

The Board of Directors
SPECTRUM LABORATORIES, INC.
18617 Broadwick Street
Rancho Dominguez, California 90220-6435

Gentlemen:

         You have requested the opinion of Seidman & Co., Inc. ("Seidman") as to the fairness, from a financial point-of-view, to the minority common stock shareholders of Spectrum Laboratories, Inc. ("Spectrum," "SLI," or "the Company"), a Delaware corporation, of the proposed cash distribution of $2.56 per pre-split share of the Company, prior to a proposed reverse split of 1 (one) for 25,000 (twenty-five thousand) shares. Seidman & Co., Inc. is regularly engaged in the valuation of businesses and securities in connection with purchases and sales of businesses, mergers and acquisitions, going private, leveraged buyouts, and other related securities transactions.

         In reaching our fairness opinion, we examined and considered all available information and data which we deemed relevant to determining the fairness of the subject distribution to the shareholders of SLI, from a financial point of view, including:

         1.       Terms of the proposed cash distribution and reverse split;

         2. Certain publicly available financial statements and other business and financial information of Spectrum Laboratories, Inc.;

         3. Discussions with certain members of the Company's senior management concerning the Company's business, operations, historical financial results, and future prospects;

         4. The reported historical prices, trading multiples, and trading volumes of the common stock of the Company;

         5. Publicly available financial data, stock market performance data, and trading multiples of companies which we deemed generally comparable to the Company;

         6. Conditions in, and the outlook for, the laboratory equipment and supplies market;

                               INVESTMENT BANKING
                                ESTABLISHED 1970

                                                             SEIDMAN & CO., INC.
The Board of Directors
Spectrum Laboratories, Inc.
September 30, 2004

Page 2



         7. Conditions in, and the outlook for the United States economy, interest rates and financial markets;

         8. Other studies, analyses, and investigations as we deemed appropriate.

         The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth herein without considering the analysis as a whole could create an incomplete view of the processes underlying Seidman & Co. Inc.'s fairness opinion. This letter is prepared solely for the purpose of Seidman & Co., Inc. providing an outline of the opinion as to the fairness of the subject cash distribution, and does not purport to be an appraisal or necessarily reflect the prices at which businesses or securities actually may be sold. This letter only has application as it is employed with reference to the full written analysis and supporting research and tables.

         During the course of our investigation, we conducted interviews with persons who, in our judgment, were capable of providing us with information necessary to complete the assignment, including members of management. We have assumed that the information and accounting supplied by management and others are accurate, and reflect good faith efforts to describe the current and prospective status of Spectrum Laboratories, Inc. from an operational and financial point-of-view. We have relied, without independent verification, upon the accuracy of the information provided by these sources.

         In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of Spectrum, nor have we been furnished with any such appraisals. We have assumed that the final terms of the cash distribution and reverse split will not materially differ from the preliminary terms reviewed by us. In addition, we have assumed that the subject cash distribution and reverse split will be consummated in a timely manner and in accordance with the terms without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on Spectrum.

         It is understood that this letter is intended for the benefit and use of the Board of Directors of Spectrum, and it is not intended to confer rights or remedies upon any other entity or person. It is also understood that this letter does not constitute a recommendation to the Board of Directors of Spectrum as to whether or not to pursue the subject cash distribution and reverse split. This opinion does not address Spectrum's underlying business decision to pursue the proposed cash distribution and reverse split, the relative merits of the cash distribution and


                               INVESTMENT BANKING
                                ESTABLISHED 1970

                                                             SEIDMAN & CO., INC.
The Board of Directors
Spectrum Laboratories, Inc.
September 30, 2004

Page 3


reverse split as compared to any alternative business strategies that might exist for Spectrum, or the effects of any other transaction in which Spectrum might engage. This letter is not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any information statement to be distributed to the holders of Common Stock in connection with the proposed cash distribution and reverse split. Our opinion is subject to the assumptions and conditions contained herein and is necessarily based on economic, market and other conditions, and the information made available to us as of the valuation date of September 22, 2004 ("Valuation Date"). Subsequent developments may affect this opinion, and we assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the Valuation Date.

         Based, therefore, on our analysis and consideration of the foregoing respective information and data, it is our considered professional judgment that as of September 22, 2004, the cash price of $2.56 per pre-split share of common stock to be paid to the public minority shareholders of Spectrum precedent to the proposed reverse split is fair to the existing shareholders of Spectrum Laboratories, Inc. from a financial point of view.

                                             Yours truly,



                                             Seidman & Co., Inc.


                               INVESTMENT BANKING
                                ESTABLISHED 1970


                                       21